北京汉鼎盛世咨询服务有限公司

April 13,2017

China Internet Nationwide Financial Services Inc.
Dongsanhuan Middle Road
#1 Building Unit 1 Room 1501 Unit 13-14,
Chaoyang District, Beijing, People's Republic of China 100020

Re: Consent of Beijing Han Ding Century Consulting Company

Ladies and Gentlemen,

We understand that China Internet Nationwide Financial Services Inc. (the "Company") plans to file a registration statement on Form F-1 (the "Registration Statement") with the United States Securities and Exchange Commission (the "SEC") in connection with its proposed initial public offering (the "Proposed IPO").

We hereby consent to the references to our name, data and statements from our research reports and amendments thereto, including but not limited to the Chinese version and the English translation of the industry research reports titled "2012-2018 China's Financial Advisory Services Industry Market Overview Analysis" (collectively, the "Reports"), and any subsequent amendments to the Reports, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings (collectively, the "SEC Filings"), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

For and on behalf of Beijing Han Ding Century Consulting Company
/s/ Beijing Heading Century Limited Consultancy